As filed with the Securities and Exchange Commission on January 4, 2021

Registration No. 333-233436

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1

to

Form S-3

Registration Statement No. 333-233436

BMC STOCK HOLDINGS, INC.

(Exact Name of Registrant as specified in its Charter)

Delaware	26-4687975
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

BMC Stock Holdings, Inc.

4800 Falls of Neuse Road, Suite 400

Raleigh, North Carolina 27609

(919) 431-1000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Timothy D. Johnson

Executive Vice President, General Counsel and Secretary

BMC Stock Holdings, Inc.

4800 Falls of Neuse Road, Suite 400

Raleigh, North Carolina 27609

(919) 431-1000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Eric M. Swedenburg, Esq.

Sebastian Tiller, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Approximate date of commencement of proposed sale to the public: Not applicable.

This post-effective amendment deregisters those securities that remain unsold hereunder as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

TERMINATION OF REGISTRATION

BMC Stock Holdings, Inc., a Delaware corporation (the “Registrant”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on August 23, 2019, registering shares of common stock, par value $0.01 per share, of the Registrant, shares of preferred stock, par value $0.01 per share, of the Registrant, debt securities, guarantees of debt securities, depositary shares, warrants, units and purchase contracts (File No. 333-233436) (the “Registration Statement”) to withdraw and deregister any and all unissued and unsold securities and obligations of the Registrant that had been registered but remain unsold or otherwise unissued under such Registration Statement as of the date hereof.

On January 1, 2021, as previously announced, Boston Merger Sub I Inc. (“Merger Sub”), a Delaware corporation and a direct wholly-owned subsidiary of Builders FirstSource, Inc., a Delaware corporation (“Builders FirstSource”), merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a direct, wholly-owned subsidiary of Builders FirstSource, pursuant to an Agreement and Plan of Merger, dated as of August 26, 2020, by and among the Registrant, Builders FirstSource, and Merger Sub. As a result of the Merger, the Registrant has terminated any and all offers and sales of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in its Registration Statement to remove from registration, by means of post-effective amendment, any securities of the Registrant that remain unsold at the termination of the offers and sales of such securities, the Registrant hereby removes from registration any and all securities registered under the Registration Statement that remained unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, North Carolina, on January 4, 2021.

BMC STOCK HOLDINGS, INC.

By:	/s/ Timothy D. Johnson
Name:	Timothy D. Johnson
Title:	Executive Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.